Exhibit 10.1

“DEAL FLOW” PURCHASE AGREEMENT

This “DEAL FLOW PURCHASE AGREEMENT” dated as of July 18, 2012 (this “Agreement”) is by and between Ryze Capital, N.A. LLC (“RYZE”) a Florida based Corporation (“Seller"), located at 121 South Orange Ave Suite 1230 Orlando, FL 32801 and Eco Ventures Group, Inc., located at 7432 East State Road 50, Suite 101, Groveland, FL 34736 (“EVGI” and/or the “Company”) a publicly listed company, concerning the Purchase of Seller by the Company. Seller and Company collectively referred to herein as Parties.

WHEREAS, the board of directors of EVGI and the managers of RYZE have approved the purchase of RYZE’s “Deal Flow” by EVGI (the “Purchase”) upon the terms, and subject to the conditions, set forth in this Agreement;

WHEREAS, it is intended that, for federal income tax purposes, the Purchase shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated there under (the “Code”); and

WHEREAS, RYZE and EVGI desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

WHEREAS, EVGI desires to purchase RYZE’s “Deal Flow”; “Deal Flow” is hereby defined as:  the transaction with Energiepark Süptitz GmbH and Advance Biofuel Project/License for Suptiz, Germany and Groveland, Florida.

NOW, THEREFORE, the parties hereto make the following promises, covenants, representations, warranties and agreements:

1.           Pre-Closing Actions of EVGI.  Either prior to or immediately upon execution of this Agreement and prior to the Closing Date as set forth herein, EVGI shall undertake the following actions:

(a) The Board of Directors of EVGI shall unanimously approve and deliver to Cutler Law Group, P.C. (“Escrow Agent”) resolutions with respect to approving the Transactions set forth herein and share certificates issued in accordance with the below schedule (“Escrowed Shares”):

(b) Ryze Capital N.A. LLC – Seventeen million, nine hundred thousand shares (17,900,000);

(c) Adobe International, Inc. – Nine million shares (9,000,000);

(d) Summit Trading, LLC. – One million, eight hundred and fifty thousand shares (1,850,000);

(e) It is hereby agreed that the Chairman of the Board of EVGI shall have the right to vote the stock until such time as the Energiepark Süptitz GmbH and EVGI business combination is complete (“EPS – EVGI Transaction”).

(f) EVGI shall prepare a Form 8-K filing which reflects the transactions contemplated by this Agreement, as required to be filed with the Securities and Exchange Commission (the “Commission”).

(g) Upon closing of EPS-EVGI Transaction, Ryze shall have one board seat on the EVGI Board.

2.           Pre-Closing Actions of RYZE.  Immediately upon execution of this Agreement and prior to the Closing Date as set forth herein, RYZE shall undertake the following actions:

(a)           RYZE shall cause its Managing Directors to execute and deliver resolutions approving the Transactions set forth herein.

(b)           RYZE shall deliver a list of all Deals including, but not limited to, any transaction that has been completed within thirty (30) days of the date of this agreement, any transaction currently being negotiated and any transaction from the date of this agreement until the end of time.

(d)           RYZE shall cooperate with its reasonable best efforts to assist EVGI to prepare and complete the documents necessary to be filed with local, state and federal authorities to consummate the transactions contemplated hereby.

3.           Conditions to Closing.  The parties' obligation to close the proposed transaction will be subject to specified conditions precedent including, but not limited to, the following:

(a)           The representations and warranties of RYZE as set forth in Section 6 herein shall remain accurate as of the Closing Date and no material adverse change in the business of RYZE shall have occurred.

(b)           The representations and warranties of EVGI as set forth in Section 7 herein shall remain accurate as of the Closing Date and no material adverse change in the business of EVGI shall have occurred.

(d)           EVGI shall have provided the board and shareholder resolutions and any other approval required for approval of the terms and conditions of this Agreement.

(e)           EVGI shall retain its good standing as a publicly company quoted on the OTCBB maintained by the OTC Markets Group under the symbol "EVGI".

4.           At and subsequent to the Closing.

(a)           Upon closing of the EPS – EVGI Transaction, the Escrow Agent shall deliver the Escrowed Shares in accordance with the instructions of Ryze, Adobe and Summit.

5.           Timing of Closing.  The Closing of this transaction shall occur upon the delivery of the Escrowed Shares.

6.           Representations of RYZE.  RYZE represents and warrants as follows:

(a)           Ownership of Deals.  As of the Closing Date, EVGI will become the record and beneficial owner of the RYZE Deals.  The RYZE Deals will be free from claims, liens or other encumbrances.

(b)           Power to enter Agreement.  RYZE further represents that it has the power and the authority to execute this Agreement and to perform the obligations contemplated hereby;

(c)           Organization of RYZE; Authorization.  RYZE is a duly organized, validly existing and in good standing under the laws of Florida with full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action and this Agreement constitutes a valid and binding obligation of RYZE; enforceable against it in accordance with its terms.  RYZE has no subsidiaries.

(d)           No Conflict as to RYZE.  Neither the execution and delivery of this Agreement nor the consummation of the exchange of the RYZE Deals will (a) violate any provision of the membership agreement or bylaws (or other governing instrument) of RYZE or (b) violate, or be in conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or excuse performance by any Person of any of its obligations under, or cause the acceleration of the maturity of any debt or obligation pursuant to, or result in the creation or imposition of any Encumbrance upon any property or assets of RYZE under, any material agreement or commitment to which RYZE is a party or by which its property or assets is bound, or to which any of the property or assets of RYZE is subject, or (c) violate any statute or law or any judgment, decree, order, regulation or rule of any court or other Governmental Body applicable to RYZE except, in the case of violations, conflicts, defaults, terminations, accelerations or encumbrances described in clause (b) of this Section for such matters which are not likely to have a material adverse effect on the business or financial condition of RYZE.

(e)           Consents and Approvals of Governmental Authorities. No consent, approval or authorization of, or declaration, filing or registration with, any Governmental Body is required to be made or obtained by RYZE in connection with the execution, delivery and performance of this Agreement by RYZE or the consummation of the sale of the RYZE Deals.

(h)           Other Consents. No consent of any Person is required to be obtained by RYZE to the execution, delivery and performance of this Agreement or the consummation of the sale of the RYZE Deals, including, but not limited to, consents from parties to leases or other agreements or commitments, except for any consent which the failure to obtain would not be likely to have a material adverse effect on the business and financial condition of RYZE as a whole.

(i)           Litigation.  There is no action, suit, inquiry, proceeding or investigation by or before any Court or Governmental body pending or threatened in writing against or involving RYZE which is likely to have a material adverse effect on the business or financial condition of RYZE as a whole, or which questions or challenges the validity of this Agreement.  RYZE is not subject to any judgment, order or decree that is likely to have a material adverse effect on the business or financial condition of RYZE as a whole.

(j)           Compliance with Law. The operations of RYZE have been conducted in accordance with all applicable laws and regulations of all Governmental Bodies having jurisdiction over them, except for violations thereof which are not likely to have a material adverse effect on the business or financial condition of RYZE as a whole.  RYZE has not received any notification of any asserted present or past failure by it to comply with any such applicable laws or regulations.  RYZE has all material licenses, permits, orders or approvals from the Governmental Bodies required for the conduct of its business, and is not in material violation of any such licenses, permits, orders and approvals.  All such licenses, permits, orders and approvals are in full force and effect, and no suspension or cancellation of any thereof has been threatened.

9.           Representations of EVGI. EVGI for its respective rights and interests represents and warrants as follows:

(a)           Organization; Authorization.  EVGI is a corporation duly organized, validly existing and in good standing under the laws of Nevada with full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action of EVGI and this Agreement constitutes a valid and binding obligation; enforceable against in accordance with its terms.  EVGI has no subsidiaries.

(b)           Capitalization.  The authorized capital stock of EVGI consists of 750,000,000 shares of common stock, par value $0.001 per share, and 100,000,000 shares of preferred stock, authorized.  As of the date of this Agreement, EVGI has approximately 2,250,648 shares of common stock issued and outstanding and 75,000 shares of preferred stock issued and outstanding.  The Common Stock of EVGI is presently quoted on the over-the-counter bulletin board under the symbol “EVGI”.  EVGI is current in all of its required filings with the US Securities and Exchange Commission.  EVGI is not a “shell” corporation as defined by Rule 405 promulgated by the US Securities and Exchange Commission.

(c)           No Conflict as to EVGI and Subsidiaries.  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein will (a) violate any provision of the articles of incorporation or organization of EVGI or any of its Subsidiaries or (b) violate, or be in conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or excuse performance by any Person of any of its obligations under, or cause the acceleration of the maturity of any debt or obligation pursuant to, or result in the creation or imposition of any Encumbrance upon any property or assets of any of EVGI or any of its Subsidiaries under, any material agreement or commitment to which any of EVGI, any of its Subsidiaries is a party or by which any of their respective property or assets is bound, or to which any of the property or assets of any of EVGI or any of its Subsidiaries is subject, or (c) violate any statute or law or any judgment, decree, order, regulation or rule of any court or other Governmental Body applicable to EVGI or any of its Subsidiaries except, in the case of violations, conflicts, defaults, terminations, accelerations or Encumbrances described in clause (b) of this Section for such matters which are not likely to have a material adverse effect on the business or financial condition of  EVGI and its subsidiaries, taken as a whole.

(d)           Consents and Approvals of Governmental Authorities. Except with respect to a Form 8-K and a proposed Registration Statement on Form S-1 filing with the US Securities and Exchange Commission, no consent, approval or authorization of, or declaration, filing or registration with, any Governmental Body is required to be made or obtained by EVGI in connection with the execution, delivery and performance of this Agreement by EVGI or the consummation of the transactions contemplated herein.

(e)           Other Consents. No consent of any Person is required to be obtained by EVGI to the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated herein, including, but not limited to, consents from parties to leases or other agreements or commitments, except for any consent which the failure to obtain would not be likely to have a material adverse effect on the business and financial condition of EVGI.

 (f)           Litigation.  There is no action, suit, inquiry, proceeding or investigation by or before any court or Governmental Body pending or threatened in writing against or involving EVGI or any of its Subsidiaries which is likely to have a material adverse effect on the business or financial condition of EVGI and any of its Subsidiaries, taken as whole, or which would require a payment by EVGI or its subsidiaries in excess of $10,000 in the aggregate or which questions or challenges the validity of this Agreement. Neither EVGI nor any or its Subsidiaries is subject to any judgment, order or decree that is likely to have a material adverse effect on the business or financial condition of EVGI or any of its Subsidiaries, taken as a whole, or which would require a payment by EVGI or its Subsidiaries in excess of $10,000 in the aggregate.

 (h)           Compliance with Law. The operations of EVGI and its Subsidiaries have been conducted in accordance with all applicable laws and regulations of all Governmental Bodies having jurisdiction over them, except for violations thereof which are not likely to have a material adverse effect on the business or financial condition of EVGI and its Subsidiaries, taken as a whole, or which would not require a payment by EVGI or its Subsidiaries in excess of $2,000 in the aggregate, or which have been cured. Neither EVGI nor any of its Subsidiaries has received any notification of any asserted present or past failure by it to comply with any such applicable laws or regulations.  EVGI and its Subsidiaries have all material licenses, permits, orders or approvals from the Governmental Bodies required for the conduct of their businesses, and are not in material violation of any such licenses, permits, orders and approvals. All such licenses, permits, orders and approvals are in full force and effect, and no suspension or cancellation of any thereof has been threatened.

10.           Notices.  Any notice which any of the parties hereto may desire to serve upon any of the other parties hereto shall be in writing and shall be conclusively deemed to have been received by the party at its address, if mailed, postage prepaid, United States mail, registered, return receipt requested, to the following addresses:

If to Seller at:

RYZE Capital, N.A. LLC
121 South Orange Ave.
Suite 1230
Orlando, FL 32801
ATTN: Owais Khanani

If to Company at:

Eco Ventures Group Inc.
ATTN: Randall Lantham, Esq.
7432 East State Road 50, Suite 101,
Groveland, FL 34736
Email: rjlanham@mac.com

With a copy to:
Cutler Law Group
3355 West Alabama, Suite 1150
Houston, TX 77098
Attn:  M. Richard Cutler
Telephone:  (713) 888-0040
Facsimile:  (800) 836-0714

11.           Successors.  This Agreement shall be binding upon and inure to the benefit of the heirs, personal representatives and successors and assigns of the parties.

12.           Choice of Law.  This Agreement shall be construed and enforced in accordance with the laws of the State of Nevada, and the parties submit to the exclusive jurisdiction of the courts of Nevada in respect of all disputes arising hereunder.

13.           Counterparts.  This Agreement may be signed in one or more counterparts, all of which taken together shall constitute an entire agreement.

14.           Confidential Information.  Each of RYZE and EVGI hereby acknowledges and agrees that all information disclosed to each other whether written or oral, relating to the other’s business activities, its customer names, addresses, all operating plans, information relating to its existing services, new or envisioned products or services and the development thereof, scientific, engineering, or technical information relating to the others business, marketing or product promotional material, including brochures, product literature, plan sheets, and any and all reports generated to customers, with regard to customers, unpublished list of names, and all information relating to order processing, pricing, cost and quotations, and any and all information relating to relationships with customers, is considered confidential information, and is proprietary to, and is considered the invaluable trade secret of such party (collectively “Confidential Information”).  Any disclosure of any Confidential Information by any party hereto, its employees, or representatives shall cause immediate, substantial, and irreparable harm and loss to the other.  Each party understands that the other desires to keep such Confidential Information in the strictest confidence, and that such party’s agreement to do so is a continuing condition of the receipt and possession of Confidential Information, and a material provision of this agreement, and a condition that shall survive the termination of this Agreement.  Consequently, each party shall use Confidential Information for the sole purpose of performing its obligations as provided herein.

15.           Entire Agreement.  This Agreement sets forth the entire agreement and understanding of the Parties hereto with respect to the transactions contemplated hereby, and supersedes all prior agreements, arrangements and understandings related to the subject matter hereof.  No understanding, promise, inducement, statement of intention, representation, warranty, covenant or condition, written or oral, express or implied, whether by statute or otherwise, has been made by any Party hereto which is not embodied in this Agreement or the written statements, certificates, or other documents delivered pursuant hereto or in connection with the transactions contemplated hereby, and no party hereto shall be bound by or liable for any alleged understanding, promise, inducement, statement, representation, warranty, covenant or condition not so set forth.

16.           Costs and Expenses.  Except as otherwise specifically set forth herein, each party will bear its own attorneys, brokers, investment bankers, agents, and finders employed by, such party.  The parties will indemnify each other against any claims, costs, losses, expenses or liabilities arising from any claim for commissions, finder's fees or other compensation in connection with the transactions contemplated herein which may be asserted by any person based on any agreement or arrangement for payment by the other party.

17.           Attorney’s Fees.  Should any action be commenced between the parties to this Agreement concerning the matters set forth in this Agreement or the right and duties of either in relation thereto, the prevailing party in such Action shall be entitled, in addition to such other relief as may be granted, to a reasonable sum as and for its Attorney’s Fees and Costs.

18.           Finders.  RYZE and EVGI represents and warrants that there are no finders or other parties which have represented RYZE or EVGI in connection with this transaction which have not received appropriate compensation.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Dated:	ECO VENTURES GROUP, INC.

By: Randall Lanham, CEO

Dated:	RYZE CAPITAL N.A. LLC

By: Owais Khanani

Acceptance By Escrow Agent:
Cutler Law Group

M. Richard Cutler
Date: